Exhibit 99.2

Hanmi Financial Corporation Announces the Lifting of Regulatory Requirements by the California Department of Financial Institutions

LOS ANGELES--(BUSINESS WIRE)--November 2, 2012--Hanmi Financial Corporation (NASDAQ:HAFC) (“Hanmi”), the holding company for Hanmi Bank (the “Bank”), today announced that the California Department of Financial Institutions (the “DFI”) has informed the Bank that the Bank’s overall condition has improved and that the Memorandum of Understanding entered into between the Bank and the DFI on May 1, 2012 (the “MOU”) has been terminated, effective October 29, 2012. Accordingly, the Bank is no longer subjected to any of the requirements imposed by the MOU.

“We are pleased to report the termination of the MOU, which marks an important step for Hanmi and demonstrates the strengthening of our financial condition,” said Jay Yoo, President and Chief Executive Officer of Hanmi. “We believe that the lifting of the requirements by the DFI positions us well for future growth and demonstrates our continuing financial stability.”

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value. Additional information is available at www.hanmi.com.

CONTACT:
Hanmi Financial Corporation
David Yang, Vice President & Corporate Strategy Officer, 213-637-4798